Exhibit 99.1

PINNACLE ENTERTAINMENT, INC.
3800 Howard Hughes Parkway
Las Vegas, Nevada 89169
NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee	Wade Hundley	Steve Capp	Chris Plant
Chairman & CEO	President	CFO	Lewis Fanger
Investor Relations

PINNACLE ENTERTAINMENT ANNOUNCES PROPOSED PRIVATE OFFERING OF

$350 MILLION OF SENIOR SUBORDINATED NOTES DUE 2015

LAS VEGAS, May 29, 2007 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it intends to offer $350 million in aggregate principal amount of new senior subordinated notes due 2015 in a private offering to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Company intends to use the net proceeds from this offering to repay all of its outstanding term loans under its credit agreement, for general corporate purposes and to fund its expansion, construction and development projects.

The new senior subordinated notes will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the new senior subordinated notes.